Exhibit 10.7

AMENDED AND RESTATED
LIFE INSURANCE AGREEMENT

PREMISES

A.                                     Effective the 13th day of November, 1990, West Suburban Bancorp, Inc., a banking organization organized and existing under the laws of the State of Illinois (“Corporation”), and [Executive Name], a Key Employee and Executive of the Corporation (“Executive”), entered into a Deferred Compensation and Split-Dollar Insurance Agreement and amended and restated the agreement in its entirety, effective April 12, 2001 (“2001 Amended and Restated Life Insurance Agreement”). Pursuant to the terms thereof, the Corporation and the Executive reserved the right to modify or amend the 2001 Amended and Restated Life Insurance Agreement.  By execution hereof, the Corporation and Executive hereby amend and restate that agreement in its entirety, effective March 8, 2004 (“Amended and Restated Life Insurance Agreement”).

B.                                       It is the consensus of the Board of Directors of the Corporation that Executive’s services are of exceptional merit, in excess of the compensation paid and an invaluable contribution to the profits and position of the Corporation in its field of activity.

C.                                       It is the mutual desire of the Corporation and the Executive that Executive remain in the employ of the Corporation, and to maintain a program to provide pre-retirement and postretirement death benefits for the Executive. Accordingly, it is the desire of the Corporation and the Executive to enter into this Amended and Restated Life Insurance Agreement under which the Corporation will agree to pay a death benefit to the Executive’s beneficiaries in the event of his death.

D.                                      Therefore, in consideration of Executive’s services to be performed in the future, and based upon the mutual promises and covenants herein contained, the Corporation and Executive agree as follows.

ARTICLE 1
Definitions

1.1                                 Effective Date.  The effective date of this Amended and Restated Life Insurance Agreement shall be March 8, 2004.

1.2                                 Change in Control.  The first to occur of any of the following events:

(a)                                  The consummation of the acquisition by any person (as such term is defined in Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Employer or the Bank; or

(b)                                 The individuals who, as of the date hereof, are members of the Board of the Employer or the Bank cease for any reason to constitute a majority of the Board, unless the election, or nomination for election by the shareholders, of any new director was approved by a vote of a majority of the Board, and such new director shall, for purposes of this Amended and Restated Life Insurance Agreement, be considered as a member of the Board; or

(c)                                  Approval by shareholders of the Employer or the Bank of:  (1) a merger or consolidation if the shareholders immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the entity resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Employer or the Bank outstanding immediately before such merger or consolidation; or (2) a complete liquidation or dissolution or an agreement for the sale or other disposition of all or substantially all of the assets of the Employer or the Bank.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because fifty percent (50%) or more of the combined voting power of the then outstanding securities of the Employer or the Bank is acquired by:  (1) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained for employees of the Employer or the Bank; or (2) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the shareholders in the same proportion as their ownership of stock of the Employer or the Bank immediately prior to such acquisition.

1.3                                 Covered Termination.  The voluntary or involuntary severing of employment with the Corporation (i) prior to the attainment of age fifty (50), and (ii) following a Change in Control.

1.4                                 Disability.  The Executive’s suffering a sickness, accident or injury which has been determined by the carrier of any individual or group disability insurance policy covering the Executive, or by the Social Security Administration, to be a disability rendering the Executive totally and permanently disabled.  The Executive must submit proof to the Corporation of the carrier’s or Social Security Administration’s determination upon the request of the Corporation.

1.5                                 Insurer.  Nationwide Life and Annuity Insurance Company.

1.6                                 Policy.  Policy #[number] issued by the Insurer.

1.7                                 Retirement.  Termination of employment from the Corporation on or after the attainment of age fifty (50).

1.8                                 Termination of Employment.  The voluntary or involuntary severing of employment with the Corporation prior to Retirement for any reason other than death, Disability or a Covered Termination.

ARTICLE 2
Life Insurance

2.1                                 Executive’s Interest.  Provided this Amended and Restated Life Insurance Agreement has not terminated pursuant to Section 3.3, the Executive shall have the right to designate a beneficiary for a portion of the Policy’s proceeds as follows:

(a)                                  If the Executive dies while covered under this Amended and Restated Life Insurance Agreement and while actively employed by the Corporation, the Executive’s beneficiary shall receive a death benefit of $750,000.

(b)                                 If the Executive dies while covered under this Amended and Restated Life Insurance Agreement but after his Retirement, the Executive’s beneficiary shall receive a death benefit of $375,000.

(c)                                  If the Executive dies while covered under this Amended and Restated Life Insurance Agreement and after a Disability, the Executive’s beneficiary shall receive a death benefit of (i) $750,000 if such death occurs prior to the attainment of age 50, or (ii) $375,000 if such death occurs on or after the attainment of age 50.

(d)                                 If the Executive dies while covered under this Amended and Restated Life Insurance Agreement but after he experiences a Covered Termination, the Executive’s beneficiary shall receive a death benefit of $375,000.

(e)                                  If the Executive experiences a Termination of Employment, the Executive, the Executive’s transferee, and the Executive’s beneficiary shall have no rights or interest in the Policy with respect to that portion of the death proceeds designated in this Section 2.1

(f)                                    Upon the Executive’s death, the Corporation and the Executive’s beneficiary shall execute such forms and furnish such other documents or information as are required to receive payment under the Policy.

2.2                                 Premium Payment and Tax.  All premiums due on the Policy shall be paid by the Corporation. However, Executive shall be responsible for the income taxes incurred each year on the value of the “economic benefit” of the life insurance protection under the Policy. The corporation shall, in its sole discretion, determine the value of such life insurance protection for federal income tax purposes. Such amount shall be calculated pursuant to then current applicable authority.

2.3                                 Corporation Ownership.  The Corporation shall be the sole owner of the Policy and shall have the right to exercise all incidents of ownership, except that Executive shall have the right to designate the beneficiary to receive the death benefit described in Section 2.1 above. The Corporation shall be the direct beneficiary of any death proceeds remaining after the Executive’s interest is determined according to Section 2.1.

2.4                                 Insurer.  The Insurer shall be bound only by the terms of the Policy. Any payments the Insurer makes or actions it takes in accordance with the Policy shall fully discharge it from all claims, suits and demands of all entities or persons. The Insurer shall not be bound by or be deemed to have notice of the provisions of this Amended and Restated Life Insurance Agreement.

2.5                                 Transfer of Policy Upon Change in Control.  Upon a Change in Control, the Corporation shall fully pay all premiums, including all future premiums not yet payable, on the Policy and transfer the Policy to the Excutive.

ARTICLE 3
Miscellaneous

3.1                                 Binding Obligation of Corporation and Any Successor in Interest.  Corporation expressly agrees that it shall not merge or consolidate into or with another corporation or sell substantially all of its assets to another corporation, firm or person until such corporation, firm or person expressly agrees, in writing, to assume and discharge the duties and obligations of the Corporation under this Amended and Restated Life Insurance Agreement. This Amended and Restated Life Insurance Agreement shall be binding upon the parties hereto, their successors, beneficiaries, heirs and personal representatives.

3.2                                 Revocation.  It is agreed by and between the parties hereto that, during the lifetime of the Executive, this Amended and Restated Life Insurance Agreement may be amended or revoked at any time or times, in whole or in part, by the mutual written assent of the Executive and the Corporation.

3.3                                 Termination. This Amended and Restated Life Insurance Agreement will automatically terminate upon the latest of (a) Termination of Employment, (b) death, or (c) the payment of all of the benefits as specified in Section 2.1 of this Amended and Restated Life Insurance Agreement.

3.4                                 Gender.  Whenever in this Amended and Restated Life Insurance Agreement words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender whenever they should so apply.

3.5                                 Effect on Other Corporation Benefit Plans.  Nothing contained in this Amended and Restated Life Insurance Agreement shall affect the right of the Executive to participate in or be covered by any qualified or non-qualified pension, profit-sharing, group, bonus or other supplemental compensation or fringe benefit plan constituting a part of Corporation’s existing or future compensation structure.

3.6                                 Headings.  Headings and subheadings in this Amended and Restated Life Insurance Agreement are inserted for reference and convenience only and shall not be deemed a part of this Amended and Restated Life Insurance Agreement.

3.7                                 Applicable Law.  The validity and interpretation of this Amended and Restated Life Insurance Agreement shall be governed by the laws of the State of Illinois.

ARTICLE 4
ERISA Provisions and Claims Procedure

4.1                                 Claims Procedure.  Any person or entity who has not received benefits under this Amended and Restated Life Insurance Agreement that he or she believes should be paid (the “claimant”) shall make a claim for such benefits as follows:

4.1.1                        Initiation — Written Claim.  The claimant initiates a claim by submitting to the Corporation a written claim for benefits within 180 days of the event that triggers a claim for said benefits under this Amended and Restated Life Insurance Agreement.

4.1.2                        Timing of Corporation Response.  The Corporation shall respond to such claimant within 90 days after receiving the claim.  If the Corporation determines that special circumstances require additional time for processing the claim, the Corporation can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Corporation expects to render its decision.

4.1.3                        Notice of Decision.  If the Corporation denies part or all of the claim, the Corporation shall notify the claimant in writing of such denial.  The Corporation shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

(a)                                  The specific reasons for the denial,

(b)                                 A reference to the specific provisions of the Amended and Restated Life Insurance Agreement on which the denial is based,

(c)                                  A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

(d)                                 An explanation of the Amended and Restated Life Insurance Agreement’s review procedures and the time limits applicable to such procedures, and

(e)                                  A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

4.2                                 Review Procedure.  If the Corporation denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Corporation of the denial, as follows:

4.2.1                        Initiation — Written Request.  To initiate the review, the claimant, within 60 days after receiving the Corporation’s notice of denial, must file with the Corporation a written request for review.

4.2.2                        Additional Submissions — Information Access.  The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim.  The Corporation shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

4.2.3                        Considerations on Review.  In considering the review, the Corporation shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

4.2.4                        Timing of Corporation Response.  The Corporation shall respond in writing to such claimant within 60 days after receiving the request for review.  If the Corporation determines that special circumstances require additional time for processing the claim, the Corporation can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Corporation expects to render its decision.

4.2.5                        Notice of Decision.  The Corporation shall notify the claimant in writing of its decision on review.  The Corporation shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

(a)                                  The specific reasons for the denial,

(b)                                 A reference to the specific provisions of the Amended and Restated Life Insurance Agreement on which the denial is based,

(c)                                  A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and

(d)                                 A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

4.3                                 Arbitration.  If the claimant has a claim not related to Disability, and if the claimant continues to dispute any non-Disability benefit following the Review Procedure, the claimant shall then have the option to submit the dispute to arbitration.  Such arbitration shall be conducted by a single arbitrator sitting in a location selected by the claimant that is within 50 miles of the main office of the Corporation, in accordance with the rules of the American Arbitration Association (the “AAA”) then in effect.  The arbitrator shall be selected by the parties from a list of arbitrators provided by the AAA, provided that no arbitrator shall be related to or affiliated with either of the parties.  No later than 10 days after the list of proposed arbitrators is received by the parties, the parties or their respective representatives shall meet at a mutually convenient location or via telephone.  At that meeting, the party who sought arbitration shall eliminate one proposed arbitrator and then the other party shall eliminate one proposed arbitrator.  The parties shall continue to eliminate names from the list of proposed arbitrators in this manner until a single proposed arbitrator remains.  This remaining arbitrator shall arbitrate the dispute.  Each party shall submit, in writing, the specific requested action or decision it wishes to take or make with respect to the matter in dispute, and the arbitrator shall be obliged to choose on party’s specific requested action or decision, without being permitted to effectuate any compromise position.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that the claimant shall be entitled to seek specific performance of his or her right to be paid through the date of termination during the pendency of any dispute or controversy arising under or in connection with this Amended and Restated Life Insurance Agreement.

4.4                                 Administration.  The Corporation shall have powers which are necessary to administer this Amended and Restated Life Insurance Agreement, including but not limited to:

(a)                                  Interpreting the provisions of this Amended and Restated Life Insurance Agreement;

(b)                                 Establishing and revising the method of accounting for this Amended and Restated Life Insurance Agreement;

(c)                                  Maintaining a record of benefit payments; and

(d)                                 Establishing rules and prescribing any forms necessary or desirable to administer this Amended and Restated Life Insurance Agreement.

4.5                                 Named Fiduciary.  The Corporation shall be the named fiduciary and plan administrator under the Amended and Restated Life Insurance Agreement.  The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

IN WITNESS WHEREOF, the parties hereto acknowledge that each has carefully read this Amended and Restated Life Insurance Agreement and executed the original thereof on                                    ,                    and that, upon execution, each has received a confirming copy.

(WITNESS)	[Executive Name]

WEST SUBURBAN BANCORP, INC.

By:
(WITNESS)	Its: